Exhibit 99.1

Revel AC Appoints Interim Chief Executive Officer

•	Board of Directors appoints Jeffrey Hartmann as Interim CEO of Revel AC

•	Revel Holding Company to separate from Revel AC and to enter into Development and Consulting Agreement

Revel Beach, Atlantic City, N.J. – March 13, 2013 – Revel AC Inc., (the “Company” or the “Property”) announced today that it has appointed Jeffrey Hartmann as Revel AC’s Interim Chief Executive Officer, subject to regulatory approval. Mr. Hartmann is a more than 20-year veteran of the gaming, hospitality and leisure industries, and possesses a solid understanding of Revel’s business, having worked with the Company on a consultancy basis since the beginning of 2013.

Upon regulatory approval of Mr. Hartmann’s appointment, Kevin DeSanctis will resign from his position as Chief Executive Officer, President and Chairman of the Board of the Company. Michael Garrity will also resign from his role as the Company’s Chief Investment Officer. At such time Mr. Hartmann will assume control of the day-to-day operations at the Property.

Mr. DeSanctis and Mr. Garrity will retain their positions as CEO and CIO, respectively, of Revel Group, the holding company which is the developer of the Property, and owner and licensor of the Revel brand. Revel Group will no longer be affiliated with the Company upon the conclusion of the voluntary prepackaged Chapter 11 cases.

“Having worked with Jeff for many years, I have no doubt he is the right person to lead Revel AC through the restructuring process and oversee day-to-day operations,” Mr. DeSanctis stated. “Revel’s resort is the marquee asset in the Northeast and with a right-sized balance sheet and under Jeff’s stewardship, I am confident that Revel is poised for success. I look forward to concentrating my efforts on Revel AC’s many exciting development projects, in addition to expanding the Revel Group brand.”

The Board of Directors commented, “We are pleased to welcome Jeff to the Interim CEO role at Revel AC. Given his background and prior experience working with Revel’s senior executives, he was a natural choice for the role and will provide continuity in Revel’s operations.”

“Revel is truly a unique resort destination, and I am excited to join a team so focused on providing its guests with a signature experience,” commented Mr. Hartmann on his appointment. “As we undergo our financial restructuring, which is a transformative step for Revel, I am deeply committed to ensuring that we operate our business as usual and emerge from this process positioned for long-term success.”

Revel Group will enter into a development agreement with the Company to oversee and ensure the successful and timely completion of Revel’s new amenity projects. Mr. DeSanctis and Mr. Garrity will also provide advice to the management of Revel AC and the Board of Directors to ensure a seamless transition in day-to-day management of the Atlantic City resort. The licensing agreement between Revel Group whereby the Revel name is licensed to the Company will also remain in place.

The Board of Directors commented, “We thank Kevin and Michael for their work in the development of our award-winning resort and support their decision to turn their full attention towards completing the various new development projects. We look forward to a continued, strong working relationship as they support Revel AC in an advisory capacity.”

Revel AC plans to file a voluntary prepackaged Chapter 11 reorganization in New Jersey on or about March 22, 2013. The process is expected to take approximately 30-60 days and Revel anticipates emerging from Chapter 11 by early summer.

About Jeffrey Hartmann

Before joining Revel, Mr. Hartmann most recently served as President of The Hartmann Group, LLC, which offers specialized experience in the gaming, hospitality and leisure industries. Prior to that, he was President and Chief Executive Officer of Mohegan Sun from January 2011 until October 2012. Earlier in his tenure at Mohegan Sun, he served as Chief Operating Officer of the Mohegan Tribal Gaming Authority (MTGA) from 2004 through 2010 and as MTGA Chief Financial Officer from 1996 until 2004. In this position, Hartmann oversaw MTGA Corporate Finance and Strategic Development. Hartmann also served as Chief Financial Officer for the Connecticut Sun, the WNBA’s professional women’s basketball franchise, which is owned and operated by Mohegan Sun and calls Mohegan Sun Arena home. Prior to joining Mohegan Sun, he served as Vice President of Finance for Foxwoods from 1991 to 1996. Mr. Hartmann was employed by PricewaterhouseCoopers, LLP as an Audit Manager from 1984 to 1991. He is a Certified Public Accountant and a graduate of Rutgers University.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s restructuring plans or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance that the restructuring transaction described herein will be consummated. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

About Revel AC

Revel is smoke-free and features more than 1,800 rooms with sweeping ocean views. A member of the American Express Gold Hotel Collection, the resort houses a 130,000-square-foot casino with more than 2,000 slot machines, nearly 100 table games, electronic tables and a Poker Room. Designed to embrace its natural surroundings, Revel curates a collection of daylife and nightlife experiences crafted to bring the outside in and the inside out. Indoor and outdoor pools, gardens, lounges, and a 32,000-square-foot spa provide guests with a relaxing resort, while an outstanding collection of 14 restaurant concepts from award-wining chefs and restaurateurs, live entertainment featuring marquee acts and international artists, nightclubs, a casino that feels like a theatre and a collection of boutiques in The Row tailor to each guest’s passions. Revel was most recently named one of the Best Hotels in the Northeast by Amtrak’s Arrive magazine and one of the Top 10 Best New Hotels in the U.S. by Gayot.com.

To start your Revel journey, visit www.revelresorts.com. To receive the latest updates on Revel, become a fan on Facebook at www.facebook.com/revel and follow @revelresorts on Twitter and Instagram. Revel is located on the Boardwalk at Revel Blvd in Atlantic City, New Jersey.

Media Contact

Maureen Siman

Revel Entertainment

msiman@revelentertainment.com

609-572-6412